                                                                 EXHIBIT 10.2(i)

                               January 31, 2000


     Sloane Levy
     16 Village Court
     Wilton, CT 06897

     Dear Sloane:

               This letter constitutes the agreement (the "Agreement") between you and Modem Media. Poppe Tyson, Inc. (the "Company") regarding benefits due you under certain circumstances as described below.

               1.   Acceleration of May 17 Stock Options Upon Termination. The
                    ------------------------------------------------------
     vesting of your Company stock options granted to you on May 17, 1999 will be accelerated by one year upon either of the following events:

                         A. The termination of your employment by you for "Good Reason" (as defined in Section 5 below) within eighteen (18) months after a "Change of Control" (as defined in Section 3 below); or

                         B. The termination of your employment by the Company or its successor (other than for "Cause," as defined in Section 4 below) within eighteen (18) months after a Change of Control.

               In addition, if the effective date of any such termination of your employment is 6 months or less from your next vesting date, an additional number of options will vest equal to (i) the total number of options that would have vested on your next vesting date, multiplied by
     (ii) a fraction, the numerator of which equals the number of months from the date of your last vesting and the effective date of your termination of employment, and the denominator of which is 12.

               2.   Acceleration of December Stock Options Upon Termination. The
                    -------------------------------------------------------
     vesting of your Company stock options granted to you on December 6, 1999 will be fully accelerated upon either of the following events:

               A. The termination of your employment by you for Good Reason within eighteen (18) months after a Change of Control; or

               B. The termination of your employment by the Company or its successor (other than for "Cause") within eighteen (18) months after a Change of Control.

               3.   Change of Control.  For purposes of this Agreement, "Change
                    -----------------
     of Control" shall mean the occurrence of any of the following events: (i) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company's assets; or (iii) any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended) becomes the beneficial owner (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company's then outstanding voting securities.

               4.   Termination for Cause.  For purposes of this Agreement,
                    ---------------------
     "Cause" shall mean (i) your gross misconduct in the performance of your duties for the Company; (ii) your engaging in illegal conduct (other than any misdemeanor, traffic violation or similar misconduct) in connection with your performance of duties for the Company; or (iii) your commission of a felony. The determination as to whether "Cause" exists shall be made by me (or such other individual who may become your immediate supervisor).

               5.   Termination for Good Reason. For purposes of this Agreement,
                    ----------------------------
     "Good Reason" shall mean a material reduction in your compensation or/and employee benefits; material reduction in your job responsibilities or position; or relocation of your work location by more than fifty (50) miles.

               6.   Non-Compete.   In consideration of the agreements set forth
                    ------------
     above, you agree to the following:

                    A. You agree not to engage in any "Competitive Activity" during a period of one-year following the termination of your employment or your voluntary resignation from employment. For purposes of this Agreement, Competitive Activity shall mean (i) the provision of services similar to those provided by the Company, other than on the Company's behalf, to any Client for whom the Company performed substantial services during the two-year period immediately preceding the termination of your employment or your voluntary resignation; (ii) the solicitation or inducement of any employee to leave the employ of the Company or the hiring of any such employee; or (iii) the request or advisement to any Client of the Company to withdraw, curtail or cancel its business with the Company.

                    B. As used in this Agreement the term "Client" shall also include any prospective client to whom a presentation (or similar offering of services) has been made by the Company during the one-year period immediately preceding the termination of you employment or your voluntary resignation, in any case in which you have had access to Confidential Information concerning such prospective client or such presentation.

               7.   Other Agreements. Except as specifically stated herein, all
                    ----------------
     other terms and conditions of prior written agreements regarding the subject of your employment, including that certain letter dated April 19, 1999, shall remain in full force and effect.


               Kindly indicate your agreement to the foregoing by signing in the space provided below.


                                        Very truly yours,
                                        MODEM MEDIA . POPPE TYSON, INC.


                                        By:____________________________
                                        Name:
                                        Title:


     ACCEPTED AND AGREED:


     By:____________________________
          Sloane Levy

     Date:__________________________